Exhibit 99.1

Date:	May 10, 2005

Contact:	Hal A. Garyn
Investor Relations Director
(402) 514-5336

Commercial Federal Highlights Progress, Outlines Growth Strategy at Annual Meeting

OMAHA, NEB, May 10, 2005 — Commercial Federal Corporation (NYSE:CFB), one of the largest financial institutions in the Midwest, at its annual meeting today reported on the Company’s performance in 2004 and continued progress in its transition to a commercial banking organization.

“We have had a lot of success with our ‘Big Five’ growth drivers,” said William A. Fitzgerald, chairman and chief executive officer. “The ‘Big Five’ have been contributing to our transition to a commercial banking enterprise and setting the stage for enhanced future profitability.”

2004 Highlights of “Big Five” Growth Drivers

•	Core deposit balances (excluding escrows) increased 7%

•	Consumer checking accounts increased 4%

•	Commercial and small business checking accounts increased 33%

•	Commercial operating and small business loan balances increased 47%

•	Home equity outstanding loan balances increased 16%

Mr. Fitzgerald showed the evolution of the company’s balance sheet and progress the company has made transitioning to a commercial bank, “We are doing this by growing commercial and consumer loans, growing core deposits and replacing non-depository borrowings with customer deposits. These actions are positioning Commercial Federal for greater returns and long-term profitability.”

Mr. Fitzgerald introduced Frederick R. Kulikowski, president and chief operating officer for the Company, as “a seasoned banking veteran who knows how to develop and motivate a sales force, balance growth and credit quality, and deliver on his promises.”

Mr. Kulikowski outlined his plans for the Company going forward. “Commercial Federal’s focus on the ‘Big Five’ growth drivers are showing success. We will continue to emphasize these products and concentrate on accelerating growth.

“Additionally, we see the market for small business banking as a relatively untapped market for us,” Kulikowski added.

Shareholders voted to re-elect William A. Fitzgerald, chairman and chief executive officer of Commercial Federal Corporation; Robert D. Taylor, president and chief executive officer of Executive AirShare Corporation; and Aldo J. Tesi, president and chief executive officer of Election Systems and Software to three-year terms on the Corporation’s Board of Directors. Frederick R. Kulikowski, president and chief operating officer of Commercial Federal Corporation and Daniel P. Neary, chairman and chief executive officer of Mutual of Omaha Insurance Company were elected to two-year terms on the Corporation’s Board.

Also at the meeting, shareholders ratified the selection of Deloitte & Touche as the Company’s independent auditors.

Commercial Federal Corporation (NYSE:CFB) is the parent company of Commercial Federal Bank, a $10.4 billion federal savings bank that currently operates branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri, and Arizona. Commercial Federal provides consumer and commercial banking services including, commercial and industrial lending, small business banking, construction lending, cash management, brokerage and insurance services, and Internet banking.

Certain statements contained in this release are forward-looking in nature. These statements are subject to risks and uncertainties that could cause Commercial Federal’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to Commercial Federal include, but are not limited to, changes in general economic conditions, changes in interest rates, changes in regulations or accounting methods, and price levels and conditions in the public securities markets generally.

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